EXHIBIT 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

ECOST.COM, INC.

eCOST.com, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”),

DOES HEREBY CERTIFY:

I. The name of the corporation is eCOST.com, Inc. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of Delaware on February 25, 1999.

II. This Amended and Restated Certificate of Incorporation of the Corporation has been duly adopted in accordance with the provisions of Sections 242 and 245 of the Delaware General Corporation Law (the “DGCL”).

III. This Amended and Restated Certificate of Incorporation restates and integrates and further amends the provisions of the Certificate of Incorporation of the Corporation as follows:

* * *

1. The name of the corporation is eCOST.com, Inc.

2. The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, 19801, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

3. The nature of the business of the Corporation and the objects or purposes to be transacted, promoted or carried on by it are as follows: To engage in any lawful act or activity for which corporations may be organized under the DGCL.

4. Capitalization.

(a) The total number of shares of all classes of stock that the Corporation is authorized to issue is One-Hundred and Ten Million (110,000,000) shares, consisting of One-Hundred Million (100,000,000) shares of Common Stock with a par value of $0.001 per share (“Common Stock”) and Ten Million (10,000,000) shares of Preferred Stock with a par value of

$0.001 per share (“Preferred Stock”), which shares of Preferred Stock shall be undesignated as to series.

(b) Preferred Stock. The shares of Preferred Stock may be issued from time to time in one or more series. Subject to the limitations and restrictions set forth in this Section 4, the Board of Directors (the “Board”), by resolution or resolutions, is authorized to create or provide for any such series, and to fix the designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including, without limitation, the authority to fix or alter the dividend rights, dividend rates, conversion rights and terms, exchange rights, voting rights (full or limited), redemption rights and terms, liquidation preferences, sinking fund and purchase fund provisions, the redemption price or prices, the dissolution preferences and the rights in respect to any distribution of assets of any wholly unissued series of Preferred Stock and the number of shares constituting any such series, and the designation thereof, or any of them and to increase or decrease the number of shares of any series so created, subsequent to the issue of that series but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

There shall be no limitation or restriction on any variation between any of the different series of Preferred Stock as to the designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof; and the several series of Preferred Stock may, except as hereinafter in this Section 4 otherwise expressly provided, vary in any and all respects as fixed and determined by the resolution or resolutions of the Board or by committee of the Board, providing for the issuance of the various series; provided, however, that all shares of any one series of Preferred Stock shall have the same designation, preferences and relative, participating, optional or other special rights and qualifications, limitations and restrictions.

(c) Common Stock.

(i) Voting Rights. Except as otherwise required by law, or as otherwise fixed by resolution or resolutions of the Board with respect to one or more series of Preferred Stock, the entire voting power and all voting rights shall be vested exclusively in the Common Stock, and each stockholder of the Corporation who at the time possesses voting power for any purpose shall be entitled to one vote for each share of such stock standing in his name on the books of the Corporation. There shall be no cumulative voting.

(ii) Dividends. Subject to the rights, preferences, privileges, restrictions and other matters pertaining to the Preferred Stock that may from time to time in the future come to existence, the holders of the Common Stock shall be entitled to receive, when, as and if declared by the Board, out of any assets of the Corporation legally available therefore, such dividends as may be declared from time to time by the Board.

(iii) Liquidation; Dissolution. In the event of any liquidation, dissolution or winding up (either voluntary or involuntary) of the Corporation, the holders of shares of Common Stock shall be entitled to receive the assets and funds of the Corporation available for distribution after payments to creditors and to the holders of any Preferred Stock of the Corporation that may at the time be outstanding, in proportion to the number of shares held by them, respectively, without regard to class.

5. Election of Directors. Except as otherwise provided by the resolution or resolutions adopted by the Board designating the rights, powers and preferences of any Preferred Stock, the number of Directors of the Corporation shall be fixed, and may be increased or decreased from time to time, exclusively by resolution of a majority of the Directors then in office. Elections of Directors need not be by written ballot unless the Bylaws of the Corporation so provide. Subject to any limitations imposed by law, vacancies, including newly created directorships, only may be filled by affirmative vote of a majority of the Directors then in office, though less than a quorum, or by a sole remaining Director, and not by the stockholders. Directors elected in this manner shall serve until the end of the term and until such Director’s successor is duly elected and qualified, or until such Director’s earlier death, resignation, disqualification or removal.

6. Removal of Directors. Subject to any limitations imposed by law and to any rights of any class or series of Preferred Stock having the right to elect Directors under specified circumstances, any Director may be removed from office with or without cause by the affirmative vote of the holders of the majority of the voting power of all the then-outstanding shares of capital stock entitled to vote generally in the election of Directors, voting as a single class.

7. Creditors. Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof, or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

8. Amendment of Amended and Restated Certificate of Incorporation. Any provision contained in this Amended and Restated Certificate of Incorporation may be amended, altered, changed or repealed by majority vote of the entire Board or by the affirmative vote of the holders of at least a majority of the voting power of all the then-outstanding shares of capital stock entitled to vote at an election of Directors; provided, however, that, notwithstanding any other provision in this Amended and Restated Certificate of Incorporation (and in addition to any other vote that may be required by law), the affirmative vote of the holders of at least eighty percent

(80%) of the voting power of the shares entitled to vote at an election of Directors shall be required to (i) amend, alter, change or repeal, or to adopt any provision as part of this Amended and Restated Certificate of Incorporation inconsistent with the purpose and intent of Sections 4(b), 5, 8, 9, 10, 11 and 12 of this Amended and Restated Certificate of Incorporation or (ii) amend, alter, change or repeal, or to adopt any provision as part of this Amended and Restated Certificate of Incorporation which would change the authorized number of Preferred Stock set forth in Section 4(a) of this Amended and Restated Certificate of Incorporation.

9. Amendment of Bylaws. In furtherance and not in limitation of the powers conferred by law, the Board is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation by majority vote of the entire Board, subject to the power of the stockholders of the Corporation to adopt, amend or repeal any Bylaws by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66- 2/3%) of the voting power of all the then-outstanding shares of capital stock entitled to vote at an election of Directors; provided, however, that, notwithstanding any other provision in this Amended and Restated Certificate of Incorporation (and in addition to any other vote that may be required by law), the affirmative vote of the holders of at least eighty percent (80%) of the voting power of the shares entitled to vote at an election of Directors shall be required to amend, alter, change or repeal, or to adopt any Bylaw provision inconsistent with Sections 2.9, 2.10, 2.11, 3.1, 3.3 or Article IX of the Corporation’s Bylaws.

10. Director Liability; Indemnification. To the fullest extent permitted by Delaware statutory or decisional law, as amended or interpreted, no Director of this Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director. This Section 10 does not affect the availability of equitable remedies for breach of fiduciary duties. To the extent permitted by applicable law, the Corporation is also authorized to provide indemnification of (and advancement of expenses to) such agents (and any other persons to which Delaware law permits the Corporation to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the DGCL, subject only to limits created by applicable Delaware law (statutory or non-statutory), with respect to actions for breach of duty to the Corporation, its stockholders and others. Any repeal or modification of any of the foregoing provisions of this Section 10 shall be prospective and shall not adversely affect any right or protection of a Director, officer, agent or other person existing at the time of, or increase the liability of any Director with respect to any acts or omissions of such Director occurring prior to, such repeal or modification.

11. Action By Stockholders. Any corporate action required or permitted to be taken at any annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation (either by hand or by certified or registered mail, return receipt requested) at its registered office in the State of Delaware or its principal place of business, or to an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded; provided, however, that effective as of the time that PC Mall, Inc. or its subsidiaries (excluding the Corporation and its subsidiaries) ceases to be the beneficial owner of an aggregate of at least a majority of the then-outstanding shares of capital stock of the Corporation, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders. Except as otherwise required by law and subject to the rights of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation, special meetings of the stockholders of the Corporation for any purpose or purposes may be called only by the Board or by the Chairman of the Board, or by the Chief Executive Officer of the Corporation, and, any power of stockholders to call a special meeting is specifically denied. No business other than that stated in the notice shall be transacted at any special meeting.

12. Advance Notice of Stockholder Proposals. Advance notice of stockholder nominations for the election of Directors and business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided for in the Bylaws.

* * *

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be signed by its duly authorized officer, this 21st day of July, 2004.

ECOST.COM, INC.

By:	/s/ ADAM W. SHAFFER
Adam W. Shaffer Chief Executive Officer